Masayahi Son and Masahiro Inoue
SOFTBANK Group


Gentlemen,

This Letter Agreement (the "Agreement") is intended to confirm the terms of the agreement between SOFTBANK Group ("SOFTBANK") and Yahoo!, Inc. ("Yahoo!") with respect to the sale of advertising space on the Yahoo! Main Site (currently residing at http://www.yahoo.com) an other Yahoo! Related Properties (as defined below).

The terms of the agreement between the parties are as follows:

1. Purchase of Advertising: SOFTBANK shall purchase from Yahoo! a minimum of $2,000,000 worth of advertising space for each calendar year that this agreement remains in effect (commencing with the year ending December 31, 1996). The purchase of advertising space hereunder may be made by SOFTBANK or any other entity in which SOFTBANK owns shares of voting stock (a "SOFTBANK Affiliated Entity"). Subject to availability in accordance with Yahoo's standard procedures for the acceptance of advertising, such advertising space can be purchased on either the Yahoo! Main Site or any other Yahoo! Related Property. As used herein, a "Yahoo! Related Property" means a web site that is owned and operated by an entity in which Yahoo! owns the majority of the voting stock (e.g. Yahooligans!).

2. Rate: The rate charged to SOFTBANK or a SOFTBANK Affiliated Entity for the advertising space purchased pursuant to this Letter Agreement shall equal the rate currently in effect for similarly positioned advertising on the Yahoo! Main Site or the applicable Yahoo! Related Property, [XXXX]. Upon the mutual consent of the parties, the consideration for the advertising space purchased hereunder may be paid in services of SOFTBANK or a SOFTBANK Affiliated Entity. Such services may include, but are not limited to, tradeshow services, publication advertising, or television advertising. In the event that the consideration paid Yahoo! under this Letter Agreement is SOFTBANK services, such services shall be valued at the lowest then-current rate that the applicable SOFTBANK entity charges third parties for similar services.

3. Placement of Advertising Order: SOFTBANK purchases of advertising space pursuant to this Letter Agreement shall be made pursuant to Yahoo!'s Standard Insertion Order and Standard Terms and Conditions for Advertising.

4. Term: This Letter Agreement shall become effective on the date of execution by the parties and shall continue in effect for an initial term ending December 31, 1996.

                       [X] CONFIDENTIAL TREATMENT REQUESTED

Thereafter, this Letter Agreement shall automatically renew for four (4) additional one (1) year terms, unless terminated by Yahoo! upon written notice to SOFTBANK within 30 days prior to the termination of the then current term of Yahoo!'s intent not to renew.

5. Advertising Exclusive of Other Minimum Requirements: The advertising space purchased by SOFTBANK pursuant to this Letter Agreement shall not reduce any minimum advertising purchase requirements that SOFTBANK or any other SOFTBANK Affiliated Entity (including, but not limited to, Interactive Marketing, Inc.) may currently be, or in the future may become, obligated.

6. Miscellaneous: The terms of this Letter Agreement will become binding upon the execution by the parties of the definitive agreements between Yahoo and SOFTBANK relating to Yahoo! Japan, and neither party will have any liability to the other under this Letter Agreement unless and until the Yahoo! Japan agreements are executed. This Letter Agreement shall be governed by and construed in accordance with California law. This Letter Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof.

If you are in agreement, please execute this letter below.


Sincerely,

Yahoo! Inc.


By: _______________________

Jerry Yang



Agreed:


SOFTBANK Group

By:  ___________________

Name:

Title:

                       [X] CONFIDENTIAL TREATMENT REQUESTED